Exhibit 5.1

ArentFox Schiff LLP
1717 K Street NW
Washing, DC 20006

202.857.6000main
202.857.6395fax

afslaw.com

July 15, 2024

Board of Directors
MultiSensor AI Holdings, Inc.

2105 West Cardinal Drive

Beaumont, Texas 77705

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to MultiSensor AI Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”). The Registration Statement relates to the registration for resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 9,375,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) issued by the Company to the Selling Stockholders in a private placement that took place on July 1, 2024, consisting of: (i) 2,772,561 shares of the Company’s Common Stock (the “PIPE Shares”), and (ii) 6,602,439 shares of Common Stock (the “Warrant Shares” and, together with the PIPE Shares, the “Resale Shares”) issuable upon the exercise of certain pre-funded warrants (the “Pre-Funded Warrants”).

In rendering this opinion, we have examined the Registration Statement, including the exhibits thereto, the Pre-Funded Warrants, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based upon the foregoing and in reliance thereon, it is our opinion that, as of the date hereof, the PIPE Shares and Warrant Shares, when issued by the Company in the circumstances contemplated by the Pre-Funded Warrants, will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware, including all Delaware statutes and all Delaware court decisions that affect the interpretation of such General Corporation Law, as of the date hereof. This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement. In giving this consent,

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we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ArentFox Schiff LLP